Exhibit 4.4
AMENDED AND RESTATED INTERCREDITOR AGREEMENT
     THIS AMENDED AND RESTATED INTERCREDITOR AGREEMENT, dated as of November 9, 2006 (this “Agreement”), is among GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION, a Delaware corporation (“CDF”), BRUNSWICK ACCEPTANCE COMPANY, LLC, a Delaware limited liability company (“BAC”), POLARIS ACCEPTANCE, an Illinois general partnership (“PA”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”, and together with CDF, BAC and PA, the “Sellers”), GE DEALER FLOORPLAN MASTER NOTE TRUST (the “Trust”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Servicer”).
W I T N E S S E T H
     WHEREAS, the parties hereto executed an Intercreditor Agreement dated as of May 5, 2005 (the “Existing Intercreditor Agreement”), and now wish to amend and restate the Existing Intercreditor Agreement;
     WHEREAS, pursuant to each Security Agreement, the Dealer party thereto has granted to the applicable Seller a security interest in the property covered by such Security Agreement, to secure the payment and performance of any and all Seller Debt of such Dealer;
     WHEREAS, pursuant to a receivables sale agreement, dated as of August 12, 2004 (the “Receivables Sale Agreement”), among the Sellers, as sellers, and CDF Funding, Inc., as the buyer (the “Buyer”), the Sellers have transferred all of their right, title and interest in and to the Transferred Assets to the Buyer;
     WHEREAS, pursuant to a receivables purchase and contribution agreement, dated as of August 12, 2004 (the “Receivables Purchase and Contribution Agreement”), between the Buyer and the Trust, the Buyer has transferred all of its right, title and interest in and to the Transferred Assets to the Trust;
     WHEREAS, in order to perfect their respective liens and security interests in and upon all or certain of the Dealers’ assets, the Sellers have each filed financing statements under the UCC as adopted in each applicable jurisdiction and have taken such other actions as such parties deemed necessary or desirable to perfect the respective liens and security interests granted to them by the Dealers; and
     WHEREAS, the Sellers and the Trust desire to agree to the relative priority of their respective security interests in, and liens against, the assets and certain other rights, priorities and interests of the Dealers as among themselves;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Intercreditor Agreement as follows:

ARTICLE I
DEFINITIONS
     SECTION 1.1 Certain Terms. (a) The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
     “Agreement” is defined in the preamble.
     “Bankruptcy Code” means Title 11 of the United States Code.
     “Buyer” is defined in the second recital.
     “CDF” is defined in the preamble.
     “Common Collateral” means, collectively, the Seller Collateral and the Trust Collateral.
     “Enforcement” means the taking by the Trust (or the Servicer on its behalf) or the Sellers of any action to repossess any of the Common Collateral or to commence judicial or nonjudicial enforcement of any of its rights and remedies with respect to the Common Collateral.
     “Lienholder” means each of (i) the Trust and (ii) the Sellers.
     “Liquidation Proceeds” means the net Proceeds received or receivable in respect of any Common Collateral.
     “paid in full” means with respect to the Seller Debt and the Trust Debt, that the Trust or the Sellers, as the case may be, shall have certified to such other Lienholder that such obligations have terminated, and that there remain no outstanding obligations or commitments of any kind whatsoever (other than provisions set forth in any such document which by their terms survive the termination of such document) of any Lienholder with respect thereto.
     “Proceeds” means all proceeds of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, collateral, including all claims of any Dealer against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any collateral, and any condemnation or requisition payments with respect to any collateral, in each case whether now existing or hereafter arising.
     “Receivables Purchase and Contribution Agreement” is defined in the third recital.
     “Receivables Sale Agreement” is defined in the second recital.
     “Security Agreements” means all security agreements or any other instruments, documents or agreements evidencing or creating any security interest or title in favor of a Seller in all or any portion of any property or assets of a Dealer.
Amended and Restated Intercreditor Agreement

     “Seller” is defined in the second recital.
     “Seller Collateral” means all property (other than Trust Collateral) securing Seller Debt.
     “Seller Debt” means and includes all loans, advances, debts, liabilities, obligations, covenants and duties of any kind or nature, present or future, owing to the Sellers (and not sold to the Buyer in accordance with the Receivables Sale Agreement) by the Dealers under the Security Agreements, whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, indemnification or in any other manner, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising. The term includes all interest, charges, expenses, fees, reasonable attorneys’ fees and any other sums chargeable to the Dealers under any of the Security Agreements.
     “Trust” is defined in the preamble.
     “Trust Collateral” means, on any date of determination, all property that constitutes Collateral Security securing the Trust Debt.
     “Trust Debt” means and includes all loans, advances, debts, liabilities, obligations, covenants and duties of any kind or nature, present or future, owing to the Trust by the Dealers (after giving effect to the assignments under the Receivables Sale Agreement and the Receivables Purchase and Contribution Agreement), whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, indemnification or in any other manner, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising. The term includes all interest, charges, expenses, fees, reasonable attorneys’ fees and any other sums chargeable to the Dealers under any of the Security Agreements.
     (b) For purposes of this Agreement, accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; (i) terms defined in Article 9 of the UCC and not otherwise defined herein are used as defined in that Article; (ii) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (iii) the term “including” means “including without limitation”; (iv) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (v) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; and (vi) references to any Person include that Person’s successors and assigns.
     SECTION 1.2 Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Agreement, including its preamble and recitals, have the meanings provided in Receivables Sale Agreement.
     SECTION 1.3 UCC Definitions. Unless otherwise defined herein or in the Receivables Sale Agreement or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Agreement, including its preamble and recitals, with such meanings.
Amended and Restated Intercreditor Agreement

ARTICLE II
LIENS
     SECTION 2.1 Priorities. Notwithstanding the date or manner of, or order of perfection of a Seller’s and the Trust’s security interests in and liens on the Common Collateral, and notwithstanding any provisions of the UCC, any applicable law or decision, or whether a Seller, the Servicer or the Trust has possession of all or any part of the Common Collateral, the following as among the Sellers and the Trust shall be the relative priority of the security interests and liens of the Sellers and the Trust in the Common Collateral:
     (a) With respect to the Trust Collateral and the Liquidation Proceeds therefrom, the Trust’s security interests in and liens on the Trust Collateral and the Liquidation Proceeds therefrom shall be senior and prior in operation and effect to the Sellers’ security interests in and liens thereon in all respects and the Sellers’ security interests in and liens on such Trust Collateral and the Liquidation Proceeds therefrom shall be subordinate, junior and inferior, and shall be postponed in priority, operation and effect to the Trust’s security interests in and liens on such Trust Collateral and Liquidation Proceeds therefrom.
     (b) With respect to the Seller Collateral and the Liquidation Proceeds therefrom, the Sellers’ security interests in and liens on such Seller Collateral and the Liquidation Proceeds therefrom shall be senior and prior in operation and effect to the Trust’s security interests in and liens thereon in all respects and the Trust’s security interests in and liens on such Seller Collateral and Liquidation Proceeds therefrom shall be subordinate, junior and inferior, and shall be postponed in priority, operation and effect to the Sellers’ security interests in and liens on such Seller Collateral and the Liquidation Proceeds therefrom.
     (c) The Trust hereby agrees, upon the request of a Seller, at any time, to release from the lien and security interest created pursuant to the Security Agreements all or any portion of the Seller Collateral and Liquidation Proceeds therefrom, and hereby waives any and all of its rights that may arise in any such Seller Collateral so released and Liquidation Proceeds therefrom under the provisions of the Security Agreements and hereby expressly agrees that in the future it shall have no rights in or to any such Seller Collateral so released or the Liquidation Proceeds therefrom.
     (d) Each Seller hereby agrees, upon the request of the Trust, at any time, to release from the lien and security interest created pursuant to the Security Agreements all or any portion of the Trust Collateral and Liquidation Proceeds therefrom, and hereby waives any and all of its rights that may arise in any such Trust Collateral so released and Liquidation Proceeds therefrom under the provisions of the Security Agreements and hereby expressly agrees that in the future it shall have no rights in or to any such Trust Collateral so released or the Liquidation Proceeds therefrom.
     SECTION 2.2 Continuing Seniority of Security Interests. The priority of security interests set forth in Section 2.1 shall apply and control irrespective of (i) any statement to the contrary elsewhere herein, in any agreement evidencing the security interests and liens of the Sellers in the Common Collateral, or in any agreement or other document executed and delivered
Amended and Restated Intercreditor Agreement

by any party hereto or any affiliate thereof, (ii) the time, order, or method of attachment or perfection of security interests, (iii) the time or order of recording of mortgages or deeds of trust or filings of financing statements or any other recordings of filings, or (iv) the giving of, or the failure to give, notice of the acquisition or expected acquisition of purchase money or other security interests.
ARTICLE III
ENFORCEMENT
     SECTION 3.1 Exclusive Right to Commence Enforcement. (a) For as long as there exists any outstanding Trust Debt in respect of any Dealer, the Trust (or the Servicer on its behalf) shall have the exclusive right to commence Enforcement against all or any portion of the Trust Collateral in respect of such Dealer. For so long as there exists any outstanding Trust Debt in respect of any Dealer, the Trust (or the Servicer on its behalf) shall have the exclusive right to sell, transfer or otherwise dispose of all or any part of the Trust Collateral in respect of such Dealer in any manner deemed appropriate by the Trust (or the Servicer on its behalf) without regard to the security interests and liens of the Sellers and without the Sellers’ consent. The Sellers and the Trust each acknowledge and agree that with respect to any Enforcement commenced by the Trust in compliance with the provisions hereof, (i) the Sellers shall not have any right to direct or participate in any aspect of such Enforcement, except as otherwise specifically provided in this Section 3.1(a), or as the Trust (or the Servicer on its behalf) otherwise elects, (ii) the time, place and manner of any such Enforcement and the price at which any of the Trust Collateral which is the subject of such Enforcement is liquidated, as well as all other details of such Enforcement, shall be determined solely in the discretion of the Trust (or the Servicer on its behalf) and (iii) the Sellers shall not have any claim or action against the Trust (or the Servicer on its behalf) with respect to any such Enforcement or with respect to the amount of Liquidation Proceeds realized as a result of any such Enforcement. Each Seller agrees that it shall not contest or support any other Person in contesting in any proceeding (including in any bankruptcy, moratorium, reorganization or other insolvency proceeding) the legality, validity, binding effect, priority, enforceability or effectiveness of the Trust’s security interest and lien on any of the Trust Collateral or prevent any action taken by the Trust (or the Servicer on its behalf) to foreclose on the Trust Collateral or enforce the security interests and liens of the Trust in the Trust Collateral.
     (b) For as long as there exists any outstanding Seller Debt in respect of any Dealer, the applicable Seller shall have the exclusive right to commence Enforcement against all or any portion of the Seller Collateral in respect of such Dealer. For as long as there exists any outstanding Seller Debt in respect of any Dealer, the applicable Seller shall have the exclusive right to sell, transfer or otherwise dispose of all or any part of the Seller Collateral in respect of such Dealer in any manner deemed appropriate by it without regard to the security interests and liens of the Trust and without the Trust’s consent. The Sellers and the Trust acknowledge and agree that with respect to any Enforcement commenced by a Seller in compliance with the provisions hereof, (i) the Trust shall not have any right to direct or participate in any aspect of such Enforcement, except as otherwise specifically provided in this Section 3.1(b), or as such Seller otherwise elects, (ii) the time, place and manner of any such Enforcement and the price at which any of the Seller Collateral which is the subject of such Enforcement is liquidated, as well
Amended and Restated Intercreditor Agreement

as all other details of such Enforcement, shall be determined solely in the discretion of such Seller and (iii) the Trust shall not have any claim or action against any other Lienholder with respect to any such Enforcement or with respect to the amount of Liquidation Proceeds realized as a result of any such Enforcement. The Trust agrees that it shall not contest or support any other Person in contesting in any proceeding (including in any bankruptcy, moratorium, reorganization or other insolvency proceeding) the legality, validity, binding effect, priority, enforceability or effectiveness of a Seller’s security interest and lien on any of the Seller Collateral or prevent any action taken by a Seller to foreclose on the Seller Collateral or enforce the security interests and liens of such Seller in the Seller Collateral.
     SECTION 3.2 Allocation of Liquidation Proceeds. (a) Liquidation Proceeds derived from a disposition of the Trust Collateral in respect of each Dealer shall be paid to the Trust for application to the Trust Debt in respect of such Dealer until such Trust Debt is paid in full in cash; thereafter, any such remaining Liquidation Proceeds shall be remitted in accordance with the Related Documents and applicable law.
     (b) Liquidation Proceeds derived from a disposition of the Seller Collateral in respect of each Dealer shall be paid to the applicable Seller for application to the Seller Debt in respect of such Dealer until such Seller Debt is paid in full in cash; thereafter, any such remaining Liquidation Proceeds shall be remitted in accordance with applicable law.
     (c) Whenever it cannot be determined if the Common Collateral relating to a Dealer is Seller Collateral or Trust Collateral, the Liquidation Proceeds from such Common Collateral shall be applied in the following order:
          (i) first, such Liquidation Proceeds shall be allocated among such Dealer’s SAUs pro rata according to the amount of SAUs by Manufacturer, and then such Liquidation Proceeds shall be applied to make payments on Receivables in respect of such Dealer’s SAUs in chronological order beginning with the oldest of such SAUs;
          (ii) second, to pay any interest or fees accrued and owing on Receivables relating to such Dealer, with such interest or fees to be distributed among such Receivables in the chronological order by oldest billing statement beginning with the oldest of such billing statements; and
          (iii) third, to pay any principal and any other amounts owing on Receivables relating to such Dealer, with such principal and other amounts to be distributed among such Receivables in the chronological order in which they were originated beginning with the oldest of such Receivables.
     SECTION 3.3 The Sellers’ Remedies as a Result of Security Agreement Covenants. Each Seller agrees that it will not pursue against the Trust Collateral any of the remedies provided for by the terms of the Security Agreements that arise as a result of a default or event of default under such Security Agreements in a manner that is inconsistent with the terms of this Agreement.
Amended and Restated Intercreditor Agreement

ARTICLE IV
CERTAIN RESTRICTIONS AND AGREEMENTS
     SECTION 4.1 Marshalling; Foreclosure on Common Collateral; etc. (a) The Sellers acknowledge that the Trust Debt may be secured by collateral other than the Common Collateral, and agree that the Trust shall have no obligation to marshall the assets of any Dealer or any other Person in which it has a lien or security interest before enforcing its rights in the Trust Collateral, and the Sellers shall have no rights to share or participate in any proceeds of such other collateral except as provided for in this Agreement. The Sellers agree and acknowledge that, subject to Section 3.1(a), the Trust may commence and effect Enforcement against collateral for the Trust Debt notwithstanding the fact that any Dealer would be prohibited from disposing of such collateral by any provision of the Security Agreements.
     (b) The Trust acknowledges that the Seller Debt may be secured by collateral other than the Common Collateral, and agrees that a Seller shall have no obligation to marshall the assets of any Dealer or any other Person in which it has a lien or security interest before enforcing its rights in the Seller Collateral, and the Trust shall have no rights to share or participate in any proceeds of such other collateral except as provided for in this Agreement. The Trust agrees and acknowledges that, subject to Section 3.1(b), the Sellers may commence and effect Enforcement against collateral for the Seller Debt notwithstanding the fact that any Dealer would be prohibited from disposing of such collateral by any provision of the Security Agreements.
     (c) (i) Each Seller agrees that if it acquires custody, control or possession of any Trust Collateral or Liquidation Proceeds therefrom, other than pursuant to the terms of this Agreement, then it shall promptly turn over such Trust Collateral and/or remit such Liquidation Proceeds to the Trust; provided, that if any third party asserts a right to such Trust Collateral or such Liquidation Proceeds, the Sellers shall not be obligated to turn over such Trust Collateral or remit such proceeds in any manner contrary to a court order. Until such time as the provisions of the immediately preceding sentence have been complied with, the Sellers shall be deemed to hold such Trust Collateral and proceeds in trust for the parties entitled thereto hereunder.
          (ii) The Trust agrees that if it acquires custody, control or possession of any Seller Collateral or Liquidation Proceeds therefrom, other than pursuant to the terms of this Agreement, then it shall promptly turn over such Seller Collateral and/or remit such Liquidation Proceeds to the applicable Seller; provided, that if any third party asserts a right to such Seller Collateral or such Liquidation Proceeds, the Trust shall not be obligated to turn over such Seller Collateral or remit such proceeds in any manner contrary to a court order. Until such time as the provisions of the immediately preceding sentence have been complied with, the Trust shall be deemed to hold such Seller Collateral and proceeds in trust for the parties entitled thereto hereunder.
     (d) The Lienholders agree that the provisions of this Agreement with respect to allocations and distributions of Liquidation Proceeds to the Lienholders shall prevail notwithstanding any event or circumstances, including in the event that, through the operation of any bankruptcy, reorganization, insolvency or other laws or otherwise, the Trust’s security
Amended and Restated Intercreditor Agreement

interest or lien in the Trust Collateral or a Seller’s security interest or lien in the Seller Collateral is avoided in whole or in part or is enforced with respect to some, but not all of the Trust Debt or Seller Debt, as applicable, then outstanding.
     SECTION 4.2 UCC Notices. In the event that a Seller or the Trust shall be required by the UCC or any other applicable law to give notice to the other of an intended disposition of any portion of the Seller Collateral or the Trust Collateral, as the case may be, such notice shall be given in accordance with Section 5.1 below and ten (10) days’ notice shall be deemed to be commercially reasonable. The execution of this Agreement by the Sellers and the Trust shall be deemed to be each party’s notice to the other parties hereto of a claim of an interest in the Trust Collateral and the Seller Collateral for the purposes of Section 9-620 of the UCC.
     SECTION 4.3 Event of Insolvency Proceedings. Notwithstanding anything to the contrary in this Agreement but in furtherance hereof, upon the commencement of a case under the Bankruptcy Code by or against any Dealer:
     (a) this Agreement shall remain in full force and effect and enforceable pursuant to its terms in accordance with Section 510(a) of the Bankruptcy Code, and all references herein to such Dealer shall be deemed to apply to such entity as debtor in possession and to any trustee in bankruptcy for the estate of such entity;
     (b) each Lienholder shall retain its right to vote its claims and act in any such case under the Bankruptcy Code (including the right to vote to accept or reject any plan of reorganization or liquidation), and hereby agrees not to take any action or vote in any way so as to contest (i) the validity or enforceability of this Agreement, (ii) the validity, priority or enforceability of the liens, mortgages, assignments and security interests granted in respect of the Common Collateral, and (iii) the relative rights and duties of the Lienholders granted and/or established herein or in any of the Security Agreements with respect to such liens, mortgages, assignments, and security interests;
     (c) so long as any Trust Debt has not been paid in full in cash, without the express written consent of the Trust, the Sellers shall not (A) with respect to any rights under the Security Agreements, seek in respect of any part of the Trust Collateral or proceeds thereof or any Lien which may exist thereon, any relief from or modification of the automatic stay as provided in Section 362 of the Bankruptcy Code or seek or accept any form of adequate protection under either or both of Sections 362 and 363 of the Bankruptcy Code with respect thereto (provided, that the Sellers may seek and receive adequate protection payments), (B) oppose or object to the Trust obtaining a lien or security interest or grant of administrative claim in connection with a grant of adequate protection, use of cash collateral or post-petition financing under Sections 362, 363 or 364 of the Bankruptcy Code in respect of the Trust Collateral, (C) oppose or object to or withhold consent from the disposition, by a Dealer of Trust Debt, of assets under Sections 363(b) or (f) of the Bankruptcy Code, if such disposition is approved by the Trust, provided that the interest, if any, which the Sellers have in the assets shall attach to the proceeds of such disposition, (D) oppose, object to, or vote against any plan of reorganization or disclosure statement the terms of which are consistent with the rights of the Trust under this Agreement and the Security Agreements under which the liens, mortgages, assignments and security interests and the priority thereof are granted and established, (E) make an election pursuant to Section
Amended and Restated Intercreditor Agreement

1111(b) of the Bankruptcy Code without the consent of the Trust if such election would adversely affect the rights or interests of the Trust in the applicable Trust Collateral, (F) oppose or object to the determination of the extent of any liens held by the Trust or the value of any claims of the Trust under Section 506(a) of the Bankruptcy Code, or (G) oppose or object to the payment of interest and expenses to the Trust as provided under Section 506(b) and (c) of the Bankruptcy Code;
     (d) so long as any Seller Debt has not been paid in full in cash, without the express written consent of the applicable Seller, the Trust shall not (A) with respect to any rights under the Security Agreements, seek in respect of any part of the Seller Collateral or proceeds thereof or any lien or security interest which may exist thereon, any relief from or modification of the automatic stay as provided in Section 362 of the Bankruptcy Code or seek or accept any form of adequate protection under either or both of Sections 362 and 363 of the Bankruptcy Code with respect thereto (provided, that the Trust may seek and receive adequate protection payments), (B) oppose or object to the Sellers obtaining a lien or security interest or grant of administrative claim in connection with a grant of adequate protection, use of cash collateral or post-petition financing under Sections 362, 363 or 364 of the Bankruptcy Code in respect of the Seller Collateral, (C) oppose or object to or withhold consent from the disposition, by a Dealer of Seller Debt, of assets under Sections 363(b) or (f) of the Bankruptcy Code, if such disposition is approved by a Seller; provided, that the interest, if any, which the Trust has in the assets shall attach to the proceeds of such disposition, (D) oppose, object to, or vote against any plan of reorganization or disclosure statement the terms of which are consistent with the rights of the Sellers under this Agreement and the Security Agreements under which the liens, mortgages, assignments and security interests and the priority thereof are granted and established, (E) make an election pursuant to Section 1111(b) of the Bankruptcy Code without the consent of the applicable Seller if such election would adversely affect the rights or interests of such Seller in the applicable Seller Collateral, (F) oppose or object to the determination of the extent of any liens held by the Sellers or the value of any claims of the Sellers under Section 506(a) of the Bankruptcy Code, or (G) oppose or object to the payment of interest and expenses to the Sellers as provided under Section 506(b) and (c) of the Bankruptcy Code;
     (e) the obligations of the Sellers under this Agreement shall continue to be effective, or be reinstated, as the case may be, as to any payment in respect of any Trust Debt that is rescinded or must otherwise be returned by the holder of such Trust Debt upon the occurrence or as a result of applicable provisions of the Bankruptcy Code, all as though such payment had not been made; and
     (f) the obligations of the Trust under this Agreement shall continue to be effective, or be reinstated, as the case may be, as to any payment in respect of any Seller Debt that is rescinded or must otherwise be returned by the holder of such Seller Debt upon the occurrence or as a result of applicable provisions of the Bankruptcy Code, all as though such payment had not be made.
     SECTION 4.4 Assignment of Agreement or Claim. (a) Each Seller agrees that it will not sell, transfer, assign or otherwise dispose of all or any part of the Seller Debt or any notes, instruments or agreements evidencing such Seller Debt or any of its interest in any of the foregoing, unless, prior to any such sale, transfer, assignment or other disposition, the applicable
Amended and Restated Intercreditor Agreement

purchaser or transferee shall agree, in writing, to be bound by the terms of this Agreement; provided, that Seller may freely transfer any Seller Debt with respect to which the transferee has waived all rights to any cross-collateralization to the Trust Collateral.
     (b) The Trust agrees that it will not sell, transfer, assign or otherwise dispose of all or any part of the Trust Debt or any notes, instruments or agreements evidencing such Trust Debt or any of its interest in any of the foregoing, unless, prior to any such sale, transfer, assignment or other disposition, the applicable purchaser or transferee shall agree, in writing, to be bound by the terms of this Agreement. Notwithstanding the foregoing, the Sellers acknowledge that the Trust may assign its rights granted hereunder and upon such assignment, such assignee shall have, to the extent of such assignment, all rights of the Trust hereunder and may in turn assign such rights. The Sellers agree that, upon any such assignment, such assignee may enforce directly, without joinder of the Trust, the rights set forth in this Agreement. All such assignees shall be third-party beneficiaries of, and shall be entitled to enforce the Trust’s rights and remedies under, this Agreement to the same extent as if they were parties hereto.
     SECTION 4.5 Representations and Warranties. Each of the parties hereto hereby warrants and represents to each other party hereto that (i) it has full right, power and authority to enter into this Agreement, (ii) its execution and delivery of this Agreement does not and will not constitute a breach of or default under any provision contained in its corporate documents, or any agreement to which it is a party or by which it is bound, (iii) this Agreement is enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, reorganization, receivership, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and its execution and delivery hereof and performance hereunder does not and will not violate any applicable law.
ARTICLE V
MISCELLANEOUS
     SECTION 5.1 Notices. All notices and other communications provided to any party hereto under this Agreement shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth in Schedule 5.1 hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Each notice shall be deemed to have been duly given or made when delivered, or five Business Days after being deposited in the mail, postage prepaid and return receipt requested, or, in the case of facsimile notice, when electronic confirmation thereof is received by the transmitter.
     SECTION 5.2 Further Assurances. Each Lienholder shall cooperate fully with each other Lienholder, to the end that the terms and provisions of this Agreement may be promptly and fully carried out and shall, from time to time, execute and deliver any and all other agreements, documents or instruments and to take such other actions, all as may be reasonably necessary or desirable to effectuate the terms of this Agreement.
     SECTION 5.3 Specific Performance. The parties acknowledge that no adequate remedy of law exists for breach of their respective obligations under this Agreement and therefore that,
Amended and Restated Intercreditor Agreement

in the event any party fails to comply with its obligations hereunder, the other parties hereto shall have the right to obtain specific performance of the obligations of such defaulting party or such other equitable relief as may be available.
     SECTION 5.4 Termination. This Agreement shall remain in full force and effect until all of the Trust Debt has been paid in full in cash.
     SECTION 5.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Lienholder. The agreements contained herein are for the sole and exclusive benefit of the Lienholders and their respective successors and assigns and do not otherwise create, and shall not be construed as creating, any rights enforceable by any Dealer or any other Person not a party to this Agreement. All references herein to any Dealer shall include its successors and assigns including any debtor in possession, receiver or trustee.
     SECTION 5.7 Waivers. No waiver shall be deemed to be made by any Lienholder of its respective rights hereunder, unless the same shall be in writing and signed on behalf of such party. Each waiver shall be a waiver only with respect to the specific event involved and shall in no way impair the rights of the party delivering the waiver or the obligations of the other parties hereto in any other respect at any other time.
     SECTION 5.8 Supremacy of this Agreement. In the event any conflict between the provisions of this Agreement and the provisions of any Security Agreement, the provisions of this Agreement shall control. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Receivables Sale Agreement, the Receivables Purchase and Contribution Agreement, the Trust Agreement, the Servicing Agreement or the Indenture, on the other hand, the provisions of the Receivables Sale Agreement, the Receivables Purchase and Contribution Agreement, the Trust Agreement, the Servicing Agreement or the Indenture, as the case may be, shall control.
     SECTION 5.9 Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.
     SECTION 5.10 Execution in Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall constitute together one and the same agreement.
     SECTION 5.11 No Proceedings. From the Closing Date and until the date one year plus one day following the date on which all amounts due with respect to the Trust Debt have been paid in full in cash, the Sellers shall not, directly or indirectly, institute or cause to be instituted
Amended and Restated Intercreditor Agreement

against the Trust any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy or similar law; provided, that the foregoing shall not in any way limit the Sellers’ right to pursue any other creditor rights or remedies that the Sellers may have under applicable law.
     SECTION 5.12 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
     (b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE TRUST FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE TRUST DEBT, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE TRUST. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 5.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Amended and Restated Intercreditor Agreement

     (c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
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Amended and Restated Intercreditor Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

GE DEALER FLOORPLAN MASTER NOTE TRUST

By:	THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as Trustee on behalf of the Issuer

By:	/s/ Kristine K. Gullo

Name:	Kristine K. Gullo
Title:	Vice President
Amended and Restated Intercreditor Agreement

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Margaret Fritz

Name:	Margaret Fritz
Title:	Attorney – in – fact
Amended and Restated Intercreditor Agreement

BRUNSWICK ACCEPTANCE COMPANY, LLC

By:	/s/ John E. Peak

Name:	John E. Peak
Title:	Management Committee Member
Amended and Restated Intercreditor Agreement

POLARIS ACCEPTANCE

By:	/s/ John E. Peak

Name:	John E. Peak
Title:	Management Committee Member
Amended and Restated Intercreditor Agreement

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ Walter D. Bay

Name:	Walter D. Bay
Title:	Vice President and Secretary
Amended and Restated Intercreditor Agreement

Agreed and acknowledged as of
the date first above written:
WILMINGTON TRUST COMPANY,
not in its individual capacity but
solely as Indenture Trustee

By:	/s/ Erwin M. Soriano
Name:	Erwin M. Soriano
Title:	Assistant Vice President
Amended and Restated Intercreditor Agreement

SCHEDULE 5.1
NOTICES
If to CDF:
GE Commercial Distribution Finance Corporation
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192
Attention: General Counsel
Telephone: (847) 747-7552
Facsimile: (847) 747-7455
If to BAC:
Brunswick Acceptance Company, LLC
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192
c/o GE Commercial Distribution Finance Corporation
Attention: GE CDF General Counsel
Telephone: (847) 747-7552
Facsimile: (847) 747-7455
If to PA:
Polaris Acceptance
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192
c/o GE Commercial Distribution Finance Corporation
Attention: GE CDF General Counsel
Telephone: (847) 747-7552
Facsimile: (847) 747-7455
If to the Trust:
GE Dealer Floorplan Master Note Trust
c/o The Bank of New York
101 Barclay Street, Floor 8 West (ABS Unit)
New York, New York 10286
Attention: Antonio Vayas
Telephone: (212) 815-8322
Facsimile: (212) 815-2493
Amended and Restated Intercreditor Agreement

With a copy to:
General Electric Capital Corporation, as administrator
44 Old Ridgebury Road
Danbury, Connecticut 06810
Attention: Manager, Securitizations
Telephone: (203) 790-2762
Facsimile: (203) 796-5554
If to the Servicer:
General Electric Capital Corporation
44 Old Ridgebury Road
Danbury, Connecticut 06810
Attention: Capital Market Operations
Telephone: (203) 790-2762
Facsimile: (203) 796-5554
If to GECC:
General Electric Capital Corporation
44 Old Ridgebury Road
Danbury, Connecticut 06810
Attention: Capital Market Operations
Telephone: (203) 790-2762
Facsimile: (203) 796-5554
Amended and Restated Intercreditor Agreement